Exhibit 99.1

Tucows Reports Financial Results for Second Quarter 2022

TORONTO, August 9, 2022 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a global internet services leader, today reported its financial results for the second quarter ended June 30, 2022. All figures are in U.S. dollars. “We had a strong second quarter, with revenue and gross profit up 11% and 21% year over year respectively, driven by strong growth in each of our Ting Internet Services (“Ting”) and Wavelo Platform Services (“Wavelo”) businesses, and another quarter of consistent performance from our Tucows Domain Services (“Tucows Domains”) business,” said Elliot Noss, President and Chief Executive Officer, Tucows Inc. “Adjusted EBITDA increased 5% in Q2 of 2022 compared to Q2 of 2021. The increase was fueled by growth in Wavelo, but offset by the continued Ting investment, from the acceleration of our build and operations of the Ting fiber network. We again achieved a new record for trailing 12-month capital expenditure for the Ting opportunity.”

Financial Results

Net revenue for the second quarter of 2022 increased 11% to $83.1 million from $75.1 million for the second quarter of 2021. The increase was the result of growth in revenue from each of Ting Internet Services and Wavelo Platform Services businesses.

Gross profit for the second quarter of 2022 increased 21% to $22.1 million from $18.2 million for the second quarter of 2021. The increase was the result of the same factors as net revenue.

Net loss for the second quarter of 2022 was $3.1 million, or a loss of $0.29 per share, compared with net income of $1.8 million, or $0.17 per share, for the second quarter of 2021 with the loss being the result of accelerated build of our Ting Internet Services fiber network and ramp up of operations, higher depreciation and interest expenses.

Adjusted EBITDA1 for the second quarter of 2022 increased 5% to $11.7 million from $11.2 million for the second quarter of 2021. The modest increase in adjusted EBITDA1 was mainly fueled by growth in Wavelo, which was offset by the ongoing investment in Ting, which was expected as we continue to accelerate the build of our Ting Internet Services fiber network and ramp up operations.

Cash and cash equivalents at the end of the second quarter of 2022 were $6.5 million compared with $6.2 million at the end of the first quarter of 2022 and $7.3 million at the end of the second quarter of 2021.

Summary Financial Results

(In Thousands of US Dollars, Except Per Share Data)

	3 Months ended June 30			6 Months Ended June 30
	2022 (Unaudited)	2021 (Unaudited)	% Change	2022 (Unaudited)	2021 (Unaudited)	% Change
Net Revenues	83,084	75,093	10.6%	164,183	145,968	12.5%
Gross Profit	22,053	18,239	20.9%	43,251	35,692	21.2%
Gain on Sale of Ting Customer Assets, net[1]	4,520	4,808	(6.0%)	9,272	10,203	(9.1%)
Net income	(3,125)	1,807	(272.9%)	(6,145)	3,956	(255.3%)
Basic earnings per common share	(0.29)	0.17	(270.6%)	(0.57)	0.37	(254.1%)
Adjusted EBITDA[1]	11,700	11,158	4.9%	23,012	23,881	(3.6%)
Net cash provided by operating activities	12,576	3,518	257.5%	17,983	17,604	2.2%

1.	This Non-GAAP financial measure is described below and reconciled to GAAP net income in the accompanying table.

Summary of Revenues, Gross Profit and Adjusted EBITDA

(In Thousands of US Dollars)

	Revenue		Gross Profit		Adj. EBITDA[1]
	3 Months ended June 30		3 Months ended June 30		3 Months ended June 30
	2022 (Unaudited)	2021 (Unaudited)	2022 (Unaudited)	2021 (Unaudited)	2022 (Unaudited)	2021 (Unaudited)
Ting Internet Services:
Fiber Internet Services	10,221	5,548	5,804	2,542	(6,185)	(4,590)

Wavelo Platform Services:
Platform Services	7,970	2,734	7,768	2,621
Other Professional Services	1,000	-	144	-
Total Wavelo Platform Services	8,970	2,734	7,912	2,621	3,872	724

Tucows Domain Services:
Wholesale
Domain Services	46,979	47,883	10,041	10,176
Value Added Services	5,597	5,482	4,954	4,899
Total Wholesale	52,576	53,365	14,995	15,075

Retail	8,487	8,897	4,968	4,400
Total Tucows Domain Services	61,063	62,262	19,963	19,475	12,107	12,122
Corporate:
Mobile Services and Eliminations	2,830	4,549	105	1,322	1,906	2,902
Network Expenses:
Network, other costs	n/a	n/a	(4,764)	(3,612)	n/a	n/a
Network, depreciation of property and equipment	n/a	n/a	(6,589)	(4,084)	n/a	n/a
Network, amortization of intangible assets	n/a	n/a	(378)	(24)	n/a	n/a
Network, impairment of property and equipment	n/a	n/a	-	(1)	n/a	n/a
Total Network expenses	n/a	n/a	(11,731)	(7,721)	n/a	n/a

Total	83,084	75,093	22,053	18,239	n/a	n/a

Change in Reporting Segments

During the first quarter of 2022, Tucows completed a reorganization into three businesses: Fiber Internet Services (“Ting”), Platform Services (“Wavelo”) and Domain Services (“Tucows Domains”). Previously, we disclosed the three operating and reportable segments: Fiber Internet Services, Mobile Services and Domain Services. The previously named Mobile Services segment was renamed the Platform Services segment, and no longer includes the 10-year payment stream on transferred legacy subscribers earned as part of the DISH Purchase Agreement as well as the retail sale of mobile phones, retail telephony services and transition services, which are now part of the financial results reported under the Corporate category. The renamed Platform Services segment includes Platform and Professional Services offerings (now branded as Wavelo), as well as the billing solutions to Internet services providers ("ISPs") that was previously reported under the Fiber Internet Services segment. The Fiber Internet Services segment now includes only the retail high speed Internet access operations, excluding the billing solutions moved to the new Platform Services segment. The offerings included in the Domain Services segment are unchanged. The Corporate category includes the aforementioned mobile services, as well as eliminations of intercompany transactions, portions of Finance and Human Resources that are centrally managed, Legal and Corporate IT. Prior period comparable results have been restated to reflect the changes in reporting segments. A quarterly summary of the Company’s restated segment revenue, gross margin and EBITDA for 2021 and annual 2020 can be found in the “KPI Summary Q2 2022” supplementary disclosure, posted on https://tucows.com/investors/financials/.

Notes:

1. Adjusted EBITDA

Tucows reports all financial information required in accordance with United States generally accepted accounting principles (GAAP). Along with this information, to assist financial statement users in an assessment of our historical performance, the Company typically discloses and discusses a non-GAAP financial measure, adjusted EBITDA, in press releases and on investor conference calls and related events that exclude certain non-cash and other charges as the Company believes that the non-GAAP information enhances investors' overall understanding of our financial performance.

The Company believes that the provision of this supplemental non-GAAP measure allows investors to evaluate the operational and financial performance of the Company’s core business using similar evaluation measures to those used by management. The Company uses adjusted EBITDA to measure its performance and prepare its budgets. Since adjusted EBITDA is a non-GAAP financial performance measure, the Company’s calculation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. Because adjusted EBITDA is calculated before certain recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a liquidity measure. Non-GAAP financial measures do not reflect a comprehensive system of accounting and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies and/or analysts and may differ from period to period. The Company endeavors to compensate for these limitations by providing the relevant disclosure of the items excluded in the calculation of adjusted EBITDA to net income based on U.S. GAAP, which should be considered when evaluating the Company's results. Tucows strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

The Company’s adjusted EBITDA definition excludes depreciation, impairment and loss on disposition of property and equipment, amortization of intangible assets, income tax provision, interest expense (net), accretion of contingent consideration, stock-based compensation, asset impairment, gains and losses from unrealized foreign currency transactions and costs that are one-time in nature and not indicative of on-going performance (profitability), including acquisition and transition costs. Gains and losses from unrealized foreign currency transactions removes the unrealized effect of the change in the mark-to-market values on outstanding unhedged foreign currency contracts, as well as the unrealized effect from the translation of monetary accounts denominated in non-U.S. dollars to U.S. dollars.

The following table reconciles adjusted EBITDA to income before provision for income taxes (dollars in thousands):

	3 months ended June 30		6 months ended June 30
	2022 (Unaudited)	2021 (Unaudited)	2022 (Unaudited)	2021 (Unaudited)
Adjusted EBITDA	11,700	11,158	23,012	23,881
Depreciation of property and equipment	6,735	4,211	12,778	7,970
Impairment and loss on disposition of property and equipment	95	6	507	66
Amortization of intangible assets	2,843	2,346	5,686	4,965
Interest expense, net	2,422	1,003	4,217	1,939
Accretion of contingent consideration	50	95	148	191
Stock-based compensation	1,436	1,209	2,828	2,231
Unrealized loss (gain) on change in fair value of forward contracts	-	191	-	357
Unrealized loss (gain) on foreign exchange revaluation of foreign denominated monetary assets and liabilities	46	42	100	106
Acquisition and transition costs*	460	367	1,076	1,136

Income before provision for income taxes	(2,387)	1,688	(4,328)	4,920

* Acquisition and other costs represent transaction-related expenses, transitional expenses, such as redundant post-acquisition expenses, primarily related to our acquisitions, including Simply Bits in November 2021. Expenses include severance or transitional costs associated with department, operational or overall company restructuring efforts, including geographic alignments.

Management Commentary

Concurrent with the dissemination of its quarterly financial results news release at 5:05 p.m. ET on Tuesday, August 9, 2022, management’s pre-recorded audio commentary (and transcript), discussing the quarter and outlook for the Company, will be posted to the Tucows website at http://www.tucows.com/investors/financials.

Following management’s prepared commentary, until Tuesday, August 16, shareholders, analysts and prospective investors can submit questions to Tucows’ management at ir@tucows.com. Management will post responses to questions in an audio recording and transcript to the Company’s website at http://www.tucows.com/investors/financials, on Wednesday, August 31, 2022, at approximately 4 pm ET. All questions will receive a response, however, questions of a more specific nature may be responded to directly.

About Tucows

Tucows helps connect more people to the benefit of internet access through communications service technology, domain services, and fiber-optic internet infrastructure. Ting (https://ting.com) delivers fixed fiber Internet access with outstanding customer support. Wavelo (http://wavelo.com) is a telecommunications software suite for service providers that simplifies the management of mobile and internet network access; provisioning, billing and subscription; developer tools; and more. Tucows Domains (https://tucowsdomains.com) manages approximately 25 million domain names and millions of value-added services through a global reseller network of over 35,000 web hosts and ISPs. More information can be found on Tucows’ corporate website (https://tucows.com).

Tucows, Ting, Wavelo, and Hover are registered trademarks of Tucows Inc. or its subsidiaries.

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our expectations regarding our future financial results and, including, without limitation, our expectations regarding our ability to realize synergies from the Enom acquisition and our expectation for growth of Ting Internet. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

Contact:

Monica Webb, Senior Director, Investor Relations

(647) 898-9924

mwebb@tucows.com